Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of China Internet Nationwide Financial Services Inc. on Amendment No. to Form F-1 (FILE NO. 333-217326) of our report dated April 14, 2017, with respect to our audits of the consolidated financial statements of China Internet Nationwide Financial Services Inc. and Subsidiaries as December 31, 2016 and 2015 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum Bernstein & Pinchuk llp

Beijing, China

May 10 , 2017